FOR FURTHER INFORMATION:
AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Richard G. Smith Chief Financial Officer Ph: (773) 380-6587	Leslie Loyet Analyst Inquiries (312) 640-6672

FOR IMMEDIATE RELEASE
WEDNESDAY, NOVEMBER 7, 2007

DEERFIELD TRIARC CAPITAL CORP. ANNOUNCES
THIRD QUARTER 2007 RESULTS

CHICAGO, November 7, 2007 — Deerfield Triarc Capital Corp. (NYSE: DFR) today announced the results of operations for its third quarter ended September 30, 2007.

HIGHLIGHTS

•	Net loss of $23.2 million, or $0.45 per diluted common share, primarily due to losses recognized in the quarter

•	Estimated REIT taxable income, a non-GAAP financial measure, of $25.9 million, or $0.50 per diluted common share

•	Dividend distribution of $0.42 per share, up 5% from the prior year quarter and unchanged from the second quarter

•	Net interest income increased 36.1% over the prior year quarter

•	Other income and gain (loss) totaled a net loss of $45.3 million

•	Agency issued residential mortgage-backed securities (RMBS) comprise 67.1% of total invested assets, up from 62.3% at June 30, 2007

•	Book value per share of $10.64 at September 30, 2007

•	Economic book value per share, a non-GAAP financial measure, of $11.84 at September 30, 2007 (see Economic Book Value section that follows)

•	Closed the DFR Middle Market CLO Ltd. collateralized loan obligation (CLO) transaction in July 2007 freeing up capacity in our revolving warehouse facility

•	Our Market Square CLO was recently honored with the “Best Cash CLO” award at the 2007 Creditflux Manager Awards

•	We continue to explore revised terms and conditions of our previously announced agreement to purchase Deerfield & Company LLC, a leading fixed income manager and DFR’s external manager

Results of Operations

The net loss for the quarter ended September 30, 2007 totaled $23.2 million, or $0.45 per diluted common share, compared with net income of $19.6 million, or $0.38 per share, for the third quarter of 2006. The decrease reflected net losses in the derivatives trading portfolio, realized net losses on sale and unrealized losses on impairment of available-for-sale (AFS) securities, and lower valuations in the loans held-for-sale portfolio. Providing a partial offset were higher net interest income and better results in the trading securities portfolio.

Net interest income of $26.8 million increased 36.1% over the prior year quarter. The improvement was largely driven by enhanced returns in the RMBS portfolio and a better mix of higher yielding alternative investments.

Expenses totaled $5.1 million, down by $1.1 million, or 18.2%, from the prior year. The decrease was primarily due to no incentive fees paid in the current quarter.

Other income and gain (loss) was a net loss of $45.3 million in the quarter, compared with a net gain of $6.3 million in the prior year quarter. The loss primarily reflected the following:

•	Non-agency AAA RMBS AFS securities totaling $485 million were sold at a net loss of $7.2 million for liquidity enhancement purposes.

•	Other-than-temporary impairment charges on AFS securities totaled $16.4 million during the third quarter.

•	Wider credit spreads drove a net loss of $7.8 million on corporate bank loans held for sale in the Market Square CLO.

•	The undesignated pay fixed interest rate swap portfolio, used as an economic hedge of the RMBS book, generated losses totaling $15.2 million due to falling swap rates during the quarter.

•	Lower LIBOR rates resulted in losses in sold interest rate floors totaling $2.3 million.

•	Total return swap activity produced losses totaling $2.2 million due to wider credit spreads.

The following gains provided a favorable offset:

•	Lower overall interest rates resulted in a net gain of $5.6 million in the trading securities portfolio.

•	Agency RMBS AFS securities totaling $391 million were sold to generate liquidity resulting in a net gain of $1.1 million.

Estimated REIT taxable income, a non-GAAP financial measure, for the quarter ended September 30, 2007, totaled $25.9 million, or $0.50 per diluted common share. A reconciliation of GAAP net income to estimated REIT taxable income is attached.

Jonathan Trutter, chief executive officer, said, “Like many other financial companies, our third quarter results were significantly impacted by the recent disruption in the credit markets.  The decision to enhance our liquidity during this period resulted in an increase in realized losses during the quarter. Had we not sold certain securities during the third quarter to increase operating liquidity, it is unclear whether the ultimate disposition of these investments would have resulted in losses for DFR.   In addition, most of our investment portfolios had lower valuations at quarter-end, creating temporary impairment charges to our book value. We believe that many of these charges will reverse over time as markets recover.   Despite the market turmoil, our taxable income remained strong and we were able to maintain the dividend payout rate at an attractive level in line with the past three quarters.”

Investment Portfolio

The following table summarizes the carrying value of our invested assets and the respective balance sheet classifications as of September 30, 2007 (in thousands):

	Carrying Value
	Available-	Trading	Loans		Total		Total
	for-Sale	and Other	Held for		Sept 30,	% of	Dec 31,	% of
Description	Securities	Securities	Sale	Loans (5)	2007	Total	2006	Total

RMBS (agency / AAA)	$6,574,296	$816,278	$—	$—	$7,390,574	88.2%	$7,691,428	87.8%

Assets held in DFR Middle Market CLO	—	—	—	298,234	298,234		—
Corporate leveraged loans (1)	—	—	—	152,926	152,926		411,976
Commercial mortgage-backed assets (2)	4,300	—	5,525	24,151	33,976		36,505
Equity securities	—	6,483	—	—	6,483		6,382

Total structured & syndicated assets	4,300	6,483	5,525	475,311	491,619	5.8%	454,863	5.2%

Assets held in Market Square CLO (3)	6,830	—	263,096	—	269,926	3.2%	278,197	3.2%
Asset-backed securities in Pinetree CDO (4)	225,041	—		—	225,041	2.7%	297,420	3.4%
High yield corporate bonds	—	—	—	—	—	0.0%	10,445	0.1%
Other investments	2,907	—	2,627	—	5,534	0.1%	24,242	0.3%

Total alternative investments	239,078	6,483	271,248	475,311	992,120	11.8%	1,065,167	12.2%

Total invested assets — September 30, 2007	$6,813,374	$822,761	$271,248	$475,311	$8,382,694	100%	$8,756,595	100%

Total invested assets — Dec 31, 2006	$7,941,091	$100,401	$282,768	$432,335	$8,756,595

(1) Excludes credit default and total return swaps at September 30, 2007 with a net negative fair value of approximately $1.6 million and a gross notional value of $68.5 million.
(2) Includes $24.2 million of particpating interests in commercial mortgage loans.
(3) Includes $6.8 million of high yield corporate bonds.
(4) Includes non agency-backed RMBS, CMBS and other ABS.
(5) $8.9 million of allowance for loan losses has not been deducted from loan amounts.

Total invested assets were down 4.3% to $8.4 billion as of September 30, 2007 compared to the end of 2006. The decrease reflected the sale of certain investments to generate liquidity as credit markets tightened and repurchase agreement margin requirements increased above historically observed levels.

Mortgage Securities Investment Portfolio

During the third quarter of 2007, the RMBS portfolio decreased by 4.7% to $7.4 billion from $7.8 billion as of June 30, 2007. At September 30, 2007, the aggregate amortized cost of RMBS exceeded its aggregate estimated fair value by $60.0 million. Unrecognized net losses on interest rate swaps designated as a hedge at quarter-end totaled $25.6 million. The net portfolio duration, which is the difference between the duration of the RMBS and that of the repurchase agreements funding these investments, adjusted for the effects of the company’s swap portfolio, was approximately 0.19 years at September 30, 2007, compared to 0.40 years at the end of last quarter. Net return on average investment in the RMBS portfolio increased to 83 basis points compared to 69 basis points in the second quarter 2007. The higher return reflects the results of portfolio repositioning actions taken over the past several quarters.

The mortgage-backed securities holdings consisted primarily of hybrid adjustable rate and fixed rate bonds as of September 30, 2007, as follows:

			Weighted Average

	Par and						Constant
	Notional	Estimated		Months to	Yield to	Contractual	Prepayment	Modified

Security Description (1)	Amount	Fair Value	Coupon	Reset (2)	Maturity	Maturity	Rate (3)	Duration (4)

	(In thousands)

Hybrid Adjustable Rate RMBS:

Rate reset in 1 year or less	$348,164	$354,794	4.47%	3	5.08%	04/07/35	31.2	0.6
Rate reset in 1 to 3 years	3,004,687	2,996,446	4.92%	30	5.57%	05/03/35	21.7	1.9
Rate reset in 3 to 5 years	1,828,605	1,845,356	5.74%	46	5.62%	08/07/36	20.5	1.9
Rate reset in 5 to 7 years	200,160	204,041	6.08%	67	5.64%	08/14/36	16.9	2.2
Rate reset in 7 to 10 years	396,055	392,569	5.25%	95	5.60%	08/04/35	10.9	3.6

Fixed Rate RMBS
15 year	52,818	51,556	5.50%	n/a	6.21%	09/13/20	11.3	3.1
30 year	1,573,621	1,544,620	5.80%	n/a	6.07%	01/29/36	12.1	4.3

Other:
Interest-only (I/O) strips (5)	96,058	190	n/m	n/a	n/m	05/13/35	10.1	79.0
I/O strips — trading (5)	1,071,094	1,002	n/m	n/a	n/m	06/13/35	9.4	57.2
Total RMBS — Sept 30, 2007 (6)	$8,571,262	$7,390,574

					n/m — not meaningful
RMBS — June 30, 2007 (7)	$9,117,824	$7,753,255			n/a — not applicable

(1) Includes securities classified as both available-for-sale and trading.
(2) Represents number of months before conversion to floating rate.
(3) Constant prepayment rate refers to the expected average annualized percentage rate of principal prepayments over the remaining life of the security. The values represented in this table are estimates only and the results of a third party financial model.
(4) Modified duration represents the approximate percentage change in market value per 100 basis point change in interest rates.
(5) Interest-only strips represent solely the interest portion of a security. Therefore the notional amount reflected should not be used as a comparison to fair value.
(6) Total RMBS consisted of agency issued and AAA-rated RMBS of $5.6 billion and $1.8 billion, respectively, as of September 30, 2007.
(7) Total RMBS consisted of agency issued and AAA-rated RMBS of $5.5 billion and $2.3 billion, respectively, as of June 30, 2007.

Fixed rate securities totaled 21.6% of the RMBS portfolio as of September 30, 2007. The company has hedged a substantial portion of the borrowing costs associated with the repurchase agreements funding the RMBS portfolio using interest rate swaps, which are accounted for as cash flow hedges under GAAP.

Because the RMBS portfolio consists entirely of agency issued ($5.6 billion) or AAA rated securities ($1.8 billion), valuations in this portfolio have been much less impacted by the weakness in the subprime residential market. A limited amount of exposure to subprime residential mortgages exists in the alternative investment portfolio as discussed in the following section.

Alternative Investments Portfolio

Complementing the mortgage securities segment of the portfolio are alternative investments that represent attractive yield and diversification opportunities. During the third quarter of 2007, the structured and syndicated assets portion of this portfolio, primarily the corporate leveraged loan book, decreased by 4.4% to $491.6 million from $514.4 million at June 30, 2007. The third quarter net return on average net investment in the DFR Middle Market CLO and in other alternative assets was 25.47% and 21.77%, respectively, compared to a combined return of 22.03% in the second quarter of 2007. No provision for loan loss was necessary during the third quarter.

The alternative investments portfolio also includes asset backed securities (ABS) in the Pinetree ABS CDO (Pinetree) totaling $296.9 million (par amount) at September 30, 2007, of which $180.3 million are collateralized by subprime residential mortgages. Economic exposure to Pinetree, and therefore to subprime mortgage collateral, however, is limited to the company’s original $12 million equity investment less a $3.9 million charge for other-than-temporary impairment taken on this portfolio in the current quarter. (See discussion regarding Economic Book Value below for a more detailed explanation of the accounting impact in the third quarter of 2007 related to our investment in Pinetree).

Commenting on the alternative investments portfolio, Mr. Trutter noted, “We decided to limit investments in alternative assets and instead sought to sell certain securities in order to increase our liquidity position to ensure that DFR had an excess level of liquidity during the quarter than would normally be required for the company’s investment activities.  We believe that the correction in the credit markets during this last quarter has enhanced the availability of investment opportunities with attractive risk-adjusted returns.  The planned redeployment of cash into our various alternative strategies at higher spread levels should improve the earnings potential of the portfolio over time.”

Liquidity

The most significant use of leverage in DFR is the repurchase agreement (repo) financing of our agency and AAA rated RMBS portfolio. DFR manages short-term liquidity requirements by maintaining a portfolio of unencumbered RMBS and overnight investments. Unencumbered RMBS are available to meet margin calls on existing repo agreements and to pledge against new repo borrowings. The repo borrowings are primarily 30 to 90-day contracts that generally rollover and reprice at maturity. Unencumbered RMBS and unrestricted cash and cash equivalents as of September 30, 2007 totaled $175.1 million compared to $224.6 million as of the end of the second quarter.

Longer term funding is in the form of trust preferred securities and CDO borrowings. Borrowings under our warehouse funding agreement totaled $76.9 million as of September 30, 2007.

Commenting on liquidity, Mr. Trutter noted, “Although the environment for repurchase agreement funding of our high quality mortgage collateral has improved substantially since early August, we continue to be focused on liquidity and believe our current position is sufficient to sustain the operation of our core mortgage financing activities.  Our alternative strategies continue to rely primarily on term funding structures which greatly reduces our exposure to short term credit disruptions.”

Dividend

As previously announced, a quarterly distribution of $0.42 per share of common stock was declared for the third quarter of 2007, to shareholders of record as of November 6, 2007, payable on November 27, 2007. The following table summarizes our dividends declared to-date in 2007 and 2006.

Declaration	Record	Payment	Dividend
Date	Date	Date	Per Share

04/23/07	05/07/07	05/30/07	$ 0.42
07/24/07	08/07/07	08/28/07	0.42
10/23/07	11/06/07	11/27/07	0.42
		Total — 2007	$ 1.26

04/24/06	05/04/06	05/26/06	$ 0.36
07/25/06	08/04/06	08/28/06	0.38
10/24/06	11/07/06	11/27/06	0.40
12/19/06	12/29/06	01/30/07	0.42

		Total — 2006	$ 1.56

Book Value

Book value per share at September 30, 2007, was $10.64 compared to $13.07 at June 30, 2007. The decrease was primarily attributable to temporary impairment charges totaling $69.9 million on Pinetree CDO investment securities, or $1.35 per share, lower retained earnings due to dividends paid in excess of book net income, and lower net value (securities and interest rate swaps) of the RMBS AFS portfolio and associated interest rate swaps due to wider mortgage spreads and lower swap rates.

Economic Book Value

At September 30, 2007, the aggregate amortized cost of Pinetree securities exceeded its aggregate estimated fair value by $69.9 million or $1.35 per share. As indicated earlier, approximately $180 million par amount of Pinetree securities are collateralized by subprime mortgages, however all but 5.9% of the entire $297 million (par) portfolio are investment grade at quarter end.

Although the full amount of $1.35 per share of temporary impairment is required by generally accepted accounting principles as a charge to equity, the company’s economic risk is limited to its $8.1 million net equity investment in Pinetree, or $0.16 per share. Economic book value per share at September 30, 2007 of $11.84 includes a net Pinetree portfolio add-back of $1.20 per share.

To date, the company has received approximately $5.4 million in distributions from the Pinetree CDO on the original investment of $12 million. Please refer to supplementary schedules provided in this release for further detail regarding the Pinetree portfolio.

Purchase of Deerfield & Company LLC

On April 20, 2007, DFR announced that it had entered into a definitive agreement to acquire Deerfield & Company LLC (“Deerfield”) from Triarc Companies, Inc. (NYSE: TRY, TRY.B or “Triarc”), which owns a controlling interest in Deerfield, and its other members for an aggregate consideration of approximately $290 million, consisting of approximately 9,635,000 million shares of DFR common stock having a value at the date of the Agreement of approximately $145 million and $145 million in cash.
On August 16, 2007, DFR announced that it had not yet been able to complete on acceptable terms the financing necessary for DFR to consummate the acquisition by DFR of Deerfield, due the instability in the credit markets.

On October 22, 2007, DFR announced that it is continuing to explore with Triarc revised terms and conditions of its previously announced acquisition. There can be no assurance that DFR and Triarc will reach agreement on revised terms and conditions for the acquisition of Deerfield. Even if reached, such terms and conditions would likely differ materially from those set forth in the terminated agreement.

Conference Call

The company will host its quarterly earnings conference call for investors and other interested parties on Thursday, November 8, 2007, at 11:00 a.m. Eastern Time. The conference call will be accessible by telephone and through the Internet. Interested individuals are invited to access the call by dialing 800-289-0456. To participate on the webcast, log on to the company’s website at www.deerfieldtriarc.com 15 minutes before the call to download the necessary software.

In addition, a taped rebroadcast will be available beginning one hour following the completion of the call, and will continue through November 15. To access the rebroadcast, dial 888-203-1112 and request reservation number 6247835. A replay of the call will also be available on the Internet at www.deerfieldtriarc.com for 30 days.

About the Company

Deerfield Triarc Capital Corp. (the company) is a diversified financial company formed in 2004 to invest in real estate-related securities and various other asset classes. The company has elected and intends to continue to qualify to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. The objective is to provide attractive returns to investors through a combination of dividends and capital appreciation, which the company intends to achieve by opportunistically investing in financial assets and to construct an investment portfolio appropriately leveraged to seek attractive risk-adjusted returns.

The targeted asset classes and the principal investments the company expects to make in each are as follows:

Asset Class	Principal Investments
Real Estate-Related Securities	Residential mortgage-backed securities, or RMBS
Commercial mortgage-backed securities, or CMBS
Other Asset-backed Securities, or ABS	Collateralized debt obligations, or CDOs Consumer ABS
Loans and Related Derivatives	Senior Secured and Unsecured Loans Credit Default Swaps on Senior Secured Loans
Leveraged Finance Instruments	Corporate Mezzanine Loans
High Yield Corporate Bonds
Distressed and Stressed Debt Securities
Private Equity Investments

In addition, the company may invest opportunistically in other types of investments within the core competencies of its manager, Deerfield Capital Management, including investment grade corporate bonds and related derivatives, government bonds and related derivatives, and other fixed income related instruments.

* * Notes and Tables to Follow * *

NOTES TO PRESS RELEASE

The statements in this press release that are not historical facts, including, most importantly, information concerning possible or assumed future results of operations of Deerfield Triarc Capital Corp. (“Deerfield Triarc” or the “company”) and statements preceded by, followed by, or that include the words “may,” “believes,” “plans,” “expects,” “anticipates,” “estimates,” “intends,” “projects,” “will” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). All statements that address operating performance, events or developments that are expected or anticipated to occur in the future, including statements related to revenue growth, earnings per share growth or statements expressing general optimism about future operating results, are forward-looking statements within the meaning of the Reform Act. These forward-looking statements are based on our current expectations, speak only as of the date of this press release and are susceptible to a number of risks, uncertainties and other factors. Our actual results, performance and achievements may differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Reform Act. Many important factors could affect our future results and could cause those results to differ materially from those expressed in the forward-looking statements contained herein. Such factors include higher than expected prepayment rates on the mortgages underlying our mortgage securities holdings; our inability to obtain favorable interest rates or margin terms on the financing that we need to leverage our mortgage securities and other positions; increased rates of default on our loan portfolio (which risk rises as the portfolio seasons), and decreased recovery rates on defaulted loans; flattening or inversion of the yield curve (short term rates increasing at greater rate than longer term rates), reducing our net interest income on our financed mortgage securities positions; our inability adequately to hedge our holdings sensitive to changes in interest rates; narrowing of credit spreads, thus decreasing our net interest income on future credit investments (such as bank loans); changes in REIT qualification requirements, making it difficult for us to conduct our investment strategy; lack of availability of qualifying real estate-related investments; disruption in the services we receive from our Manager, such as loss of key portfolio management personnel; our inability to continue to issue collateralized debt obligation vehicles (which can provide us with attractive financing for our debt securities investments) on favorable terms or at all; adverse changes in accounting principles, tax law, or legal/regulatory requirements; competition with other REITs for investments with limited supply; changes in the general economy or the debt markets in which we invest; the recent dislocations in the sub-prime mortgage sector and weakness in the broader mortgage market, and their potential effect on our ability to obtain financing, our financing costs, the marketability and value of our portfolio securities, our book value, our compliance with REIT qualification requirements, and other aspects of our business; the various risks relating to a potential acquisition of Deerfield & Company LLC, the parent of our Manager, including the dilution of our common stock, the indebtedness we will incur to complete the transaction, the ongoing risks of Deerfield’s business (such as the decline in advisory fee revenue due to weak investment performance or withdrawal of client assets under management) and Deerfield’s revenue being subject to income tax; and other risks and uncertainties disclosed from time to time in our filings with the Securities and Exchange Commission, all of which are difficult or impossible to predict accurately and many of which are beyond our control.

All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referenced above. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We assume no obligation to update any forward-looking statements after the date of this press release as a result of new information, future events or developments, except as required by federal securities laws. In addition, it is our policy generally not to make any specific projections as to future earnings, and we do not endorse any projections regarding future performance that may be made by third parties.

DEERFIELD TRIARC CAPITAL CORP. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share and per share amounts)

	September 30,	December 31,
	2007	2006
ASSETS
Cash and cash equivalents	$125,850	$72,523
Due from broker, including $93,546 and $176,650 of securities pledged—at fair value	102,112	257,818
Restricted cash and cash equivalents	45,045	27,243
Available-for-sale securities, including $6,530,412 and $7,336,770 pledged—at fair value	6,813,374	7,941,091
Trading securities, including $541,859 and $89,108 pledged—at fair value	816,278	94,019
Other investments	6,483	6,382
Derivative assets	16,689	55,624
Loans held for sale	271,248	282,768

Loans	475,311	432,335
Allowance for loan losses	(8,933)	(2,000)

Loans, net of allowance for loan losses	466,378	430,335

Interest receivable	46,304	51,627
Other receivable	17,772	18,362
Prepaid and other assets	17,897	12,199

TOTAL ASSETS	$8,745,430	$9,249,991

LIABILITIES
Repurchase agreements, including $36,189 and $46,858 of accrued interest	$6,811,182	$7,372,035
Due to broker	275,074	158,997
Dividends payable	—	21,723
Derivative liabilities	74,333	21,456
Interest payable	35,733	33,646
Long term debt	995,118	948,492
Management and incentive fee payable to related party	1,048	1,092
Other payables	2,252	3,597

TOTAL LIABILITIES	8,194,740	8,561,038

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001:
100,000,000 shares authorized; none issued and outstanding	—	—
Common stock, par value $0.001:
500,000,000 shares authorized; 51,752,720 and 51,721,903 shares issued
and outstanding (including 134,616 restricted shares)	51	51
Additional paid-in capital	749,020	748,803
Accumulated other comprehensive loss	(155,966)	(47,159)
Accumulated deficit	(42,415)	(12,742)

TOTAL STOCKHOLDERS’ EQUITY	550,690	688,953

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,745,430	$9,249,991

DEERFIELD TRIARC CAPITAL CORP. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except share and per share amounts)

	Three months ended Sept 30,		Nine months ended Sept 30,
	2007	2006	2007	2006
REVENUES
Net interest income:
Interest income	$125,765	$117,548	$378,176	$337,012
Interest expense	98,948	97,839	300,346	273,241

Net interest income	26,817	19,709	77,830	63,771

Provision for loan losses	—	—	6,933	—

Net interest income after provision for loan losses	26,817	19,709	70,897	63,771

EXPENSES
Management fee expense to related party (1)	2,710	3,715	9,470	11,020
Incentive fee expense to related party	—	1,316	2,185	3,319
Professional services	1,418	588	2,835	1,514
Insurance expense	207	186	548	551
Other general and administrative expenses	721	378	1,881	1,326

Total expenses	5,056	6,183	16,919	17,730

OTHER INCOME AND GAIN (LOSS)
Net gain (loss) on available-for-sale securities	(23,176)	1,780	(20,870)	5,087
Net gain on trading securities	5,645	3,042	2,597	1,283
Net gain (loss) on loans	(7,451)	495	(6,981)	855
Net gain (loss) on derivatives	(20,216)	392	(14,843)	3,224
Dividend income and other net gain (loss)	(118)	610	(215)	804

Net other income and gain (loss)	(45,316)	6,319	(40,312)	11,253

Income (loss) before income tax expense	(23,555)	19,845	13,666	57,294
Income tax expense (benefit)	(320)	282	(120)	404

NET INCOME (LOSS)	$(23,235)	$19,563	$13,786	$56,890

NET INCOME (LOSS) PER SHARE—Basic	$(0.45)	$0.38	$0.27	$1.11

NET INCOME (LOSS) PER SHARE—Diluted	$(0.45)	$0.38	$0.27	$1.10

WEIGHTED-AVERAGE NUMBER OF SHARES
OUTSTANDING — Basic	51,618,105	51,430,136	51,600,888	51,406,276

WEIGHTED-AVERAGE NUMBER OF SHARES
OUTSTANDING — Diluted	51,618,105	51,615,604	51,705,572	51,560,210

(1) Includes $(457) and $377 of stock and option expense to related party for the three months ended and $(278) and $1,038 for the nine months ended 2007 and 2006, respectively.
.

DEERFIELD TRIARC CAPITAL CORP. AND ITS SUBSIDIARIES
EFFECTIVE RATE AND NET RETURN ANALYSIS (1)
(Dollars in thousands)

		Three months ended

		September 30, 2007			June 30, 2007	Inc / (Dec)

		Average	Interest	Effective	Effective	Effective
		Balance (2)	Income	Rate (3)	Rate (3)	Rate (3)

	RMBS (4)	$7,735,074	$97,535	5.04%	4.93%	0.11	%
	Assets held in CLO (Market Square)	295,552	6,036	8.17%	7.46%	0.70	%
	Assets held in CLO (Middle Market)	225,670	7,797	13.82%	n/a	n/a
	ABS held in CDO (Pinetree)	303,027	5,458	7.20%	7.07%	0.13	%
	Other alternative assets	278,245	8,939	12.85%	13.55%	(0.70)%
	Total investments	$8,837,568	$125,765	5.69%	5.59%	0.10	%

		Average	Interest	Effective	Effective	Effective
		Balance (2)	Expense	Rate (3)	Rate (3)	Rate (3)

	Repurchase agreements (5) (6)	$7,086,206	$81,391	4.59%	4.54%	0.05	%
	Market Square long-term debt	276,000	4,217	6.11%	6.04%	0.07	%
	Middle Market long-term debt	173,250	3,404	7.86%	n/a	n/a
	Pinetree long-term debt (5)	287,491	4,753	6.61%	5.83%	0.79	%
	Revolving warehouse facility	158,902	2,443	6.15%	6.80%	(0.65)%
	Trust preferred securities (TPS)	123,717	2,740	8.86%	8.83%	0.03	%
	Total borrowings	$8,105,566	$98,948	4.88%	4.78%	0.10	%

			Net Interest	Net	Net	Net
	Net return on average investment		Income (7)	Return (8)	Return (8)	Return (8)

	RMBS (5)		$16,144	0.83%	0.69%	0.14	%
	Assets held in CLO (Market Square)		1,819	2.46%	1.95%	0.51	%
	Assets held in CLO (Middle Market)		4,393	7.79%	n/a	n/a
	ABS held in CDO (Pinetree) (5)		705	0.93%	1.55%	(0.62)%
	Other alternative assets		6,496	9.34%	9.77%	(0.43)%

	Total net return before TPS		29,557	1.34%	1.29%	0.05	%
	Trust preferred securities		(2,740)	-0.12%	-0.12%	0.00	%
	Total net return		$26,817	1.22%	1.17%	0.05	%

			Average Net	Net	Net	Net
	Net return on average net investment		Investment	Return (9)	Return (9)	Return (9)

	RMBS (5)		$648,868	9.95%	10.50%	(0.55)%
	Assets held in CLO (Market Square)		24,000	30.32%	24.60%	5.72	%
	Assets held in CLO (Middle Market)		69,000	25.47%	n/a	n/a
	ABS held in CDO (Pinetree) (5)		12,000	23.50%	39.33%	(15.83)%
	Other alternative assets		119,343	21.77%	22.03%	(0.26)%

	Total net return (including TPS)		$873,211	12.28%	13.41%	(1.13)%

n/a — not applicable
(1)	This supplemental information is subject to various significant limitations, including that it is being provided solely for general informational purposes; it is based
	on unaudited financial information; it is subject to revision; the past results presented are not necessarily indicative of future results; the company makes no
	representation about the appropriateness of the information in making investment decisions; the portfolio instruments that constitute each asset category reflect
	subjective judgments by the company and are subject to change; the information is qualified in its entirety by the following documents available on our website—
	the company’s subsequent quarterly reports on Form10-Q filed with the SEC, and the “Notes to Press Release” included with this announcement.
(2)	Average balance is calculated based on the month-end balances with the exception of some of the Other alternative assets, which are based on daily balances.
	Available-for-sale securities are included in this analysis using historical cost while all other balances are at carrying value. Average balances exclude any unsettled
	purchases and sales.
(3)	Effective rate is calculated by dividing Interest income or Interest expense by the respective Average balance. The effective rate is annualized.
(4)	RMBS includes interest earning cash and short-term investments not held in a CLO or CDO.
(5)	This calculation includes the impact of designated hedging activity (including increases/(decreases) in interest expense due to ineffectiveness of $1,112 for RMBS and
	$259 for Pinetree for the three months ending September 30, 2007, ($259) for RMBS and ($3) for Pinetree for the three months ended June 30, 2007 and margin borrowing.
(6)	Repurchase agreements include an immaterial amount related to Other alternative assets, however, these amounts are included in the RMBS Net return calculations.
(7)	Net interest income excludes all Other income and gain (loss), Provision for loan losses and Expenses reported in the company’s Consolidated Statements of Operations.
(8)	Net return on average investment is calculated by dividing Net interest income by the investment Average balance and the return is annualized.
(9)	Net return on average net investment is calculated by dividing the Net interest income by the respective average net investment. Average net investment is
	calculated for RMBS and Other alternative assets by taking their investment Average balance less the respective borrowings Average balance. Net investment for
	the Assets held in CLO (Market Squre), Assets held in CLO (Middle Market) and ABS held in CDO is their initial equity of $24,000, $69,000 and $12,000, respectively.
	The Return on average net investment is annualized.

DEERFIELD TRIARC CAPITAL CORP. AND ITS SUBSIDIARIES
PINETREE CDO Ltd. ASSETS, RATINGS AND IMPACT ON BOOK VALUE
(In thousands, except per share amounts)

					Estimated		FV
	Par		Amortized		Fair		less		FV less
Asset Class	Amount		Cost (AC)		Value (FV)		AC	Shares	AC — per

	(In thousands)							Outstanding	Share

Residential B/C mortgage	$180,348		$179,234		$126,046		$(53,188)
CMBS conduit	33,909		33,582		30,014		(3,568)
Residential A mortgage	33,282		32,931		28,813		(4,118)
Home equity loan	29,882		29,684		25,594		(4,090)
CMBS large loan	4,000		4,000		3,847		(153)
ABS collateralized bond obligation	8,157		8,094		3,609		(4,485)
Credit card	3,000		3,091		3,030		(61)
Automobile loan	2,000		2,000		1,994		(6)
Student loan	1,357		1,357		1,372		15
Small business loan	969		969		722		(247)
Total — September 30, 2007	$296,904		$294,942		$225,041		$(69,901)	51,752,720	$(1.35)

Total — June 30, 2007	$301,491		$299,462		$278,779		$(20,683)	51,752,720	$(0.40)

Total — March 31, 2007	$300,060		$298,267		$282,445		$(15,822)	51,722,066	$(0.31)

Total — December 31, 2006	$299,993		$298,116		$297,420		$(696)	51,721,903	$(0.01)

			As of		As of
			Sept 30,		Dec 31,
	Moody’s		2007		2006

	Rating		% of Total

	Aaa		3.7%		3.6%
	Aa1		0.7%		0.4%
	Aa2		1.9%		0.7%
	Aa3		1.6%		1.7%
	A1		0.5%		1.1%
	A2		3.1%		4.1%
	A3		5.8%		4.7%
	Baa1		16.0%		14.7%
	Baa2		30.9%		33.2%
	Baa3		29.9%		35.8%
	Ba1		1.9%		0.0%
	Ba2		2.0%		0.0%
	Ba3		0.7%		0.0%
	B1		0.8%		0.0%
	B2		0.5%		0.0%
			100.0%		100.0%

DFR Economic Book Value per Share — September 30, 2007
(In thousands, except share and per share amounts)
		-	-	-	-	-	-
Total stockholders’ equity							$550,690
Temporary impairment — Pinetree AFS securities							69,901
Original equity investment in Pinetree							(12,000)
Add back: other-than-temporary impairment charges on Pinetree securities							3,919
Economic book value							$612,510

Outstanding shares							51,752,720

Economic book value per share							$11.84

DEERFIELD TRIARC CAPITAL CORP. AND ITS SUBSIDIARIES
ESTIMATED REIT TAXABLE INCOME (UNAUDITED)
(In thousands, except share and per share amounts)

				9 Months
	3 Months Ended			Ended
	Mar 31,	Jun 30,	Sept 30,	Sept 30,
	2007	2007	2007	2007	2006
GAAP net income	$22,527	$14,494	$(23,235)	$13,786	$71,575

Adjustments to GAAP net income:
Difference in rate of amortization
and accretion	915	578	498	1,991	3,915
Interest income on non-accrual loans	290	296	295	881	695

Amortization of terminated swaps	67	71	83	221	982
Amortization of financing element in
Pinetree swap	(43)	(39)	(34)	(116)	(214)
Unrealized (gain) loss - hedging	(22)	(262)	369	85	170

Provision for loan losses	1,800	—	—	1,800	2,000

Stock and options grant	31	147	(457)	(279)	136
Accrued audit fees adjustment	—	—	—	—	(75)
Organization costs	(2)	(2)	(2)	(6)	(9)
Non-allowable deduction for meals
& entertainment	21	51	30	102	136

Offshore TRS book / tax differences	—	—	—	—	602
Dividends treated as return of capital	—	—	—	—	(497)

Tax capital losses in excess of capital gains	—	—	17,444	17,444	—
Security basis difference recognized
upon sale	160	(85)	(6,886)	(6,811)	(709)
Realized gain previously deferred for tax
as return of capital	—	—	—	—	1,384
Unrealized impairment of available-for sale
securities	202	—	16,365	16,567	7,004
Other unrealized (gain) loss	(2,516)	5,064	19,583	22,131	(934)
Gain on intercompany sale eliminated
for GAAP	(12)	(12)	1,317	1,293	204
Exclusion of Deerfield Triarc TRS
Holdings, LLC net income	(532)	217	505	190	(9)
Net adjustments to GAAP net income	359	6,024	49,110	55,493	14,781

Estimated REIT taxable income	$22,886	$20,518	$25,875	$69,279	$86,356

Taxable income reported at June 30, 2007	23,032	21,330			86,345
Taxable income true-up — increase (dec)	$(146)	$(812)			$11

Weighted average diluted shares	51,763,464	51,759,376	51,618,105	51,705,572	51,580,780

Taxable earnings per diluted share (1)	$0.44	$0.40	$0.50	$1.34	$ 1.67

(1) Quarters may not sum to period-to-date due the calculation of earnings per share for each period on a stand-alone basis.

The company believes that the presentation of estimated REIT taxable income is useful because it indicates the estimated minimum amount of distributions it must make in order to avoid corporate level income tax. However, beyond its intent to distribute to stockholders at least 90% of REIT taxable income on an annual basis in order to maintain our REIT qualification, the company does not expect that the amount of distributions it makes will necessarily correlate to estimated REIT taxable income. Rather, the company expects to determine the amount of distributions to make based on cash flow, GAAP net income and what it believes to be an appropriate and competitive dividend yield relative to other specialty finance companies and mortgage REITs. Estimated REIT taxable income will not necessarily bear any close relation to cash flow. Accordingly, the company does not consider estimated REIT taxable income to be a reliable measure of liquidity although the related distribution requirement can impact liquidity and capital resources. Moreover, there are limitations associated with estimated REIT taxable income as a measure of financial performance over any period, and the presentation of estimated REIT taxable income may not be comparable to similarly titled measures of other companies, which may use different calculations. As a result, estimated REIT taxable income should not be considered as a substitute for GAAP net income as a measure of financial performance.